Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-267205, 333-259170, 333-256941, 333-255772, 333-255183, 333-249142, 333-236361, 333-228026, and 333-102197 on Form S-3 and Registration Statement Nos. 333-266121, 333-256915, 333-255214, 333-239230, 333-232589, 333-208063, 333-187246, 333-137647, 333-119828, 033-63095, 33-58110, 33-39784, and 33-04968 on Form S-8 of our reports dated February 27, 2024, relating to the financial statements of PAR Technology Corporation and subsidiaries, and the effectiveness of the PAR Technology Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PAR Technology Corporation for the year ended December 31, 2023.

/S/ Deloitte & Touche LLP

Rochester, NY
February 27, 2024